Exhibit 99.1

FFBW, Inc. Announces Financial Results for the Quarter Ended March 31, 2020

FFBW, Inc. Successfully Completes Second Step Conversion in First Quarter

Brookfield, WI, April 24, 2020 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, retail banking and residential lending, today announced unaudited financial results for the three months ended March 31, 2020.  For the three months ended March 31, 2020, net income was $407,000, or $0.06 per diluted share, compared to $249,000, or $0.04 per diluted share, for the quarter ended March 31, 2019.

FFBW, Inc. raised $37.9 million in net proceeds from the second step mutual-to-stock conversion that was completed on January 16, 2020, bringing total capital to over $100 million and injecting $21 million to the Bank, providing one of the highest tier 1 capital ratios in the State of Wisconsin. Additionally, the Bank has maintained strong credit discipline with an allowance for loan loss of 1.18% of total loans and 326.8% coverage of non-performing loans. We believe that our historically strong credit culture and significant capital position are the two most important factors on which we will rely as we appear to be entering a period of economic uncertainty and potential downturn caused in large part by the COVID-19 pandemic.
Edward H. Schaefer, President and CEO, commented, “The Coronavirus Pandemic appears to have created one of the fastest economic downturns in the history of the United States.  The efforts made by our team the last three years to build a strong balance sheet and platform for profitable growth has allowed us to effectively serve our customers during this state of emergency. I am extremely proud of the way our team has responded to the COVID-19 crisis, providing essential services to our customers in this difficult time, while taking the appropriate measures to protect the health and safety of our customers, employees and the communities we serve.”

On March 27, 2020, the CARES Act was signed into law.  The CARES Act provides relief to borrowers, including the opportunity to defer loan payments while not negatively affecting their credit standing, and also provides funding opportunities for small businesses under the Paycheck Protection Program (“PPP”) from approved Small Business Administration (“SBA”) lenders, including First Federal Bank of Wisconsin. On April 3, 2020, the Bank began accepting loan applications under the PPP.

First Quarter Highlights

•	The Bank had a Tier 1 Risk-Based Capital ratio of 35%.

•	Allowance for loan loss was 1.18% of total loans and 326.8% of non-performing loans.

•	First quarter earnings increased $158,000, or 63.5%, to $407,000 for the quarter ended March 31, 2020 from $249,000 for the quarter ended March 31, 2019.

Income Statement and Balance Sheet Overview

Total Assets. Total assets decreased $14.8 million, or 5.1%, to $278.0 million at March 31, 2020 from $292.2 million at December 31, 2019. The decrease was primarily a result of the decrease in fed funds sold of $31.4 million partially offset by an increase in available for sale securities of $6.9 million and an increase in net loans of $3.6 million.
Cash and due from banks. Cash and due from banks increased $6.9 million, or 168.7%, to $11.0 million at March 31, 2020 from $4.1 million at December 31, 2019.
Fed funds sold. Fed funds sold decreased $31.4 million, or 89.1%, to $3.8 million at March 31, 2020 from $35.3 million at December 31, 2019, primarily from the use of the cash from stock offering subscriptions in the conversion.

Net Loans. Net loans increased $3.6 million, or 1.9%, to $192.9 million at March 31, 2020 from $189.3 million at December 31, 2019. The increase resulted from the net of increases in commercial real estate loans of $6.4 million, or 9.4%, one-to-four family owner-occupied loans of $472,000, or 1.6%, and one-to-four family investor-owned loans of $1.9 million, or 6.9%, offset by decreases of $2.5 million, or 13.5%, in commercial development loans, $831,000, or 6.1%, in commercial business loans, $1.8 million, or 6.1%, in multifamily loans and $82,000, or 1.9%, in consumer loans.
During the three months ended March 31, 2020 and 2019, we sold $3.9 million and $2.1 million, respectively, of one-to-four family owner-occupied residential real estate loans, on a servicing-released basis. Subject to market and economic conditions, management intends to continue this sales activity in future periods to generate gain on sale of loans income.
Available for sale securities. Available for sale securities increased $6.9 million, or 14.3%, to $55.1 million at March 31, 2020 from $48.2 million at December 31, 2019. This was a result of deploying funds received from the stock offering subscriptions.
Other equity investments. Other equity investments remained consistent at $780,000 at March 31, 2020 and December 31, 2019, respectively.
Deposits. Deposits decreased $53.9 million, or 24.8%, to $163.4 million at March 31, 2020 from $217.3 million at December 31, 2019. The decrease resulted primarily from a decrease of $52.6 million as a result of the closing of our stock offering which was consummated on January 16, 2020. In addition, certificates of deposit decreased $4.7 million, or 7.0%, to $62.5 million at March 31, 2020 from $67.2 million at December 31, 2019, and noninterest-bearing checking accounts decreased $214,000, or 1.0%, to $20.5 million at March 31, 2020, compared to $20.7 million at December 31, 2019. Partially offsetting these decreases, interest-bearing checking accounts increased $213,000, or 3.1%, to $7.1 million as of March 31, 2020 compared to $6.9 million as of December 31, 2019,  money market accounts increased $1.5 million to $48.2 million at March 31, 2020 from $46.7 million as of December 31, 2019, savings accounts increased $1.8 million, or 14.9%, to $14.2 million at March 31, 2020, compared to $12.4 million at December 31, 2019, and health savings accounts increased $75,000, or 0.7%, to $10.8 million at March 31, 2020, compared to $10.7 million at December 31, 2019. Included in the certificates of deposit were brokered deposits of $8 million as of both March 31, 2020 and December 31, 2019.
Borrowings. Borrowings, consisting entirely of FHLB advances, were unchanged at $11.5 million at March 31, 2020 and December 31, 2019. The aggregate cost of outstanding advances from the FHLB was 2.10% at December 31, 2019, compared to the Bank’s cost of deposits of 1.25% at that date.
Other liabilities. Other liabilities decreased $60,000, or 4.0%, to $1.4 million at March 31, 2020 from $1.5 million at December 31, 2019.
Total Equity. Total equity increased $39.1 million, or 63.3%, to $101.0 million at March 31, 2020 from $61.9 million at December 31, 2019. The increase resulted primarily from net stock offering proceeds of $37.9 million, net income of $407,000, and other comprehensive income of $727,000.
Comparison of Operating Results for the Three Months Ended March 31, 2020 and March 31, 2019
General. We had net income of $407,000 for the three months ended March 31, 2020, compared to net income of $249,000 for the three months ended March 31, 2019, an increase of $158,000, or 63.5%. The increase in net income was the net effect of an increase in net interest income after provision for loan losses of $230,000, or 11.5%, an increase in noninterest income of $23,000, or 16.4%, offset in part by an increase in noninterest expense of $36,000, or 2.0%, and  an increase in income taxes of $59,000, or 77.6%.
Interest and dividend income. Interest and dividend income increased $57,000, or 2.1%, to $2.8 million for the three months ended March 31, 2020 from $2.7 million for the three months ended March 31, 2019. The increase was primarily attributable to a $71,000 increase in interest on available for sale securities and interest-bearing deposits, due to an increase in the average balance of those line items of $16.4 million quarter over quarter. This was partially offset by a decrease in interest on loans of $13,000, due to a decrease in the average balance of loans of $6.7 million quarter over quarter.

Interest Expense. Interest expense decreased $143,000, or 20.8%, to $544,000 for the three months ended March 31, 2020, from $687,000 for the three months ended March 31, 2019. Interest expense on interest-bearing deposits decreased $116,000, or 19.4%, quarter to quarter. The average cost of our interest-bearing deposits decreased 9 basis points to 1.36% from 1.45%, while the average balance of interest-bearing deposits decreased by $23.5 million, or 14.2%, during the same period. Interest expense on borrowings, consisting entirely of FHLB advances, decreased $27,000, or 30.7%, to $61,000 during the three months ended March 31, 2020 from $88,000 during the three months ended March 31, 2019, as the average balance of borrowings decreased $5.1 million to $11.5 million for the 2020 period from $16.6 million for 2019, and the cost of borrowings remained consistent at 2.12% for both periods.
Net Interest Income. Net interest income increased $200,000, or 9.7%, to $2.3 million for the three months ended March 31, 2020 from $2.1 million for the three months ended March 31, 2019. Average net interest-earning assets increased $38.4 million to $104.7 million for 2020 from $66.3 million for 2019 due to the investment of fund received from the stock offering. Our net interest rate spread increased to 2.93% for the three months ended March 31, 2020 from 2.92% for the three months ended March 31, 2019, and our net interest margin increased to 3.51% for the first quarter of 2020 from 3.33% for the same quarter of 2019.
Provision for Loan Losses. We recorded a provision for loan losses of $40,000 for the three months ended March 31, 2020, compared to a $70,000 provision for the three months ended March 31, 2019. The allowance for loan losses remained consistent at $2.3 million, or 1.18% of total loans, at both March 31, 2020 and December 31, 2019. Classified (substandard, doubtful and loss) loans increased to $699,000 at March 31, 2020 from $638,000 at December 31, 2019. Total nonperforming loans decreased to $706,000 at March 31, 2020 from $1.1 million at December 31, 2019. Net recoveries for the three months ended March 31, 2020 were $3,000, compared to net charge-offs of $0 for the prior year period. At March 31, 2020, all of the nonperforming loans were contractually current.
Noninterest Income. First quarter noninterest income increased $23,000, or 16.4% in 2020 to $163,000, compared to $140,000 for the same period in the prior year.  The increase was primarily due to service charges and other fees increasing $20,000, net gain/loss on sale of securities increasing $8,000, and increase in cash surrender value of life insurance increasing by $2,000 for the quarter. These gains were partially offset by a $6,000 reduction in net gain on sale of loans quarter-over-quarter.
Noninterest Expense. Noninterest expense increased $36,000, or 2.0%, for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The increase was due primarily to an increase of $35,000, or 3.2%, in salaries and employee benefits, $2,000, or 0.8%, in occupancy and equipment expense, $31,000, or 17.7%, in data processing expenses, and $7,000, or 6.8%, in other operating expenses for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. These increases were offset in part by decreases of $18,000, or 23.1%, in technology expense, foreclosed assets expense of $17,000, and professional fees of $4,000, or 3.6%.
Income Tax Expense. We recorded an income tax expense of $135,000 for the three months ended March 31, 2020 compared to $76,000 for the three months ended March 31, 2019, an increase of $59,000, or 77.6%, due to increase in income before income taxes of $217,000.
About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through 4 branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities;  our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.
Contact: Nikola B. Schaumberg, CFO
(262) 542-4448

FFBW, Inc.
Balance Sheets
March 31, 2020 (Unaudited) and December 31, 2019
(In thousands, except share data)
	March 31,	December 31,
Assets	2020	2019

Cash and cash equivalents	$14,857	$39,377
Available for sale securities, stated at fair value	55,063	48,179
Net Loans	193,459	189,491
Premises and equipment, net	4,744	4,807
Foreclosed assets	347	84
Other assets	9,510	10,280

TOTAL ASSETS	$277,980	$292,218

Liabilities and Equity

Deposits and escrow	$163,774	$217,298
Borrowings	11,500	11,500
Other liabilities	1,698	1,550
Total liabilities	176,972	230,348

Total equity	101,008	61,870

TOTAL LIABILITIES AND EQUITY	$277,980	$292,218

FFBW, Inc.
Condensed Statements of Income
Three Months Ended March 31, 2020 and 2019 (Unaudited)
(In thousands, except share data)

	2020	2019

Interest and dividend income:	$2,807	$2,750

Interest expense:	544	687

Net interest income	2,263	2,063
Provision for loan losses	40	70

Net interest income after provision for loan losses	2,223	1,993

Noninterest income:	163	140

Noninterest expense:	1,844	1,808

Income before income taxes	542	325
Provision for income taxes	135	76

Net income (loss)	$407	$249

Earnings (loss) per share
Basis	$0.08	$0.06
Diluted	$0.08	$0.06